Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Appoints Paul M. Finigan Senior Vice President and General Counsel

BRANFORD, Conn. – August 1, 2006 – CuraGen Corporation (NASDAQ: CRGN) today announced the appointment of Paul M. Finigan to the newly created position of Senior Vice President and General Counsel, effective August 1, 2006. Mr. Finigan will oversee CuraGen’s legal affairs and will report to the company’s President and Chief Executive Officer, Dr. Frank M. Armstrong.

“We are delighted to have someone of Paul’s caliber and experience join us at CuraGen,” stated Dr. Armstrong. “The expertise, knowledge and guidance that Paul brings will be indispensable as we continue to advance our pipeline, and look to realize the full potential of our advanced oncology portfolio and earlier stage assets, as well as our investment in 454 Life Sciences, our majority-owned subsidiary.”

Mr. Finigan joins CuraGen with more than 20 years of legal and strategic experience obtained at public and privately-held companies. Prior to joining CuraGen, Mr. Finigan served as Corporate Counsel at 454 Life Sciences, Inc. Previously, he was a member of the Business Law Practice at Day, Berry & Howard, LLP, served as Chief Legal Officer and Strategic Advisor for Lumenos, Inc., a provider of consumer-driven health care programs, and prior to that was Senior Vice President and General Counsel at Value Health, Inc., a NYSE-listed provider of specialty managed care services and mail order prescription drugs. Mr. Finigan also held the position of Division Counsel at CIGNA Corporation and was Assistant General Counsel at U.S. Healthcare. Mr. Finigan is also a member of the Board of Directors, Audit and Compensation Committees of Radnor Holdings Corporation, a leading manufacturer of food packaging and specialty chemical products. Mr. Finigan received a J.D. from Villanova University School of Law and a B.S. in economics from Villanova University.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of potential therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strengths cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. To further capitalize on CuraGen’s extensive research and development expertise, CuraGen founded a majority-owned subsidiary, 454 Life Sciences, which has developed and is commercializing advanced technologies for the sequencing of DNA. CuraGen and 454 Life Sciences are headquartered in Branford, Connecticut. For additional information on the companies please visit www.curagen.com and www.454lifesciences.com.

Safe Harbor

This press release contains forward-looking statements including statements about the ability to realize the full potential of CuraGen’s advanced oncology portfolio, earlier stage assets, and from CuraGen’s investment in 454 Life Sciences. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that the CuraGen drug development program will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources; the success of competing products and technologies; technological uncertainty and product development risks; uncertainty of additional funding; CuraGen’s history of incurring losses and the uncertainty of achieving profitability; CuraGen’s stage of development as a biopharmaceutical company; government regulation; patent infringement claims against CuraGen’s products, processes and technologies; the ability to protect CuraGen’s patents and proprietary rights; uncertainties relating to commercialization rights; and product liability exposure. Please refer to CuraGen’s Annual and Quarterly Reports on Forms 10-K and 10-Q for a complete description of these risks. CuraGen disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.